As filed with the Securities and Exchange Commission on August 17, 2011

Registration No. 333-_____

UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

BAYLAKE CORP.

(Exact Name of Registrant as Specified in Charter)

Wisconsin
(State or other jurisdiction of	39-1268055
incorporation or organization	(I.R.S. Employer Identification No.)

217 North Fourth Avenue
Sturgeon Bay, Wisconsin	54235
( Address of Principal Executive Offices)	(Zip Code)

____________________________________

2010 Equity Incentive Plan

(Full Title of Plan)

__________________________________

Robert J. Cera

President and Chief Executive Officer

Baylake Corp.

217 North Fourth Avenue

Sturgeon Bay, Wisconsin  54235

(920) 743-5551

(Name, address and telephone number, including area code, of agent for service)

With copies to:

Patrick S. Murphy

Godfrey & Kahn, S.C.

780 North Water Street

Milwaukee, Wisconsin  53202

(414) 273-3500

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

[   ] Large accelerated filer

[   ] Accelerated filer

[   ] Non-accelerated filer (Do not check if a smaller reporting company)

[X] Smaller reporting company

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per share(2)(3)	Proposed maximum aggregate offering price(2)(3)	Amount of registration fee(2)(3)

Common Stock, $5.00 par value	750,000	$4.05	$3,037,500	$352.65

(1)

This Registration Statement shall also cover any additional shares of common stock which become issuable pursuant to this Registration Statement by reason of any stock dividend, stock split, recapitalization or any other similar transaction effected without the receipt of consideration which results in an increase in the number of Baylake’s outstanding shares of common stock.

(2)

Estimated in accordance with Rule 457(c) and (h) under the Securities Act of 1933, as amended, solely for the purposes of calculating the registration fee based on the average of the high and low price per share of Baylake Corp.’s common stock on August 16, 2011, a date within five (5) days prior to the filing of this Registration Statement, as reported on the OTC Electronic Bulletin Board.

(3)

The actual offering price will be determined in accordance with the terms of the Plan. However, with respect to an incentive stock option, in no event shall such price be less than 100% of the fair market value of Baylake’s common stock on the date on which the option is granted.

PART I

INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

The information called for in Part I of Form S-8 is not being filed with or included in this Form S-8 (by incorporation by reference or otherwise) in accordance with the rules and regulations of the Securities and Exchange Commission (the “Commission”).

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference

The following documents, which Baylake Corp. (the “Registrant”) has filed with the Commission, are incorporated by reference in this Registration Statement:

(a)

The Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2010, as filed with the Commission on March 1, 2011 (Commission File No. 001-16339);

(b)

The Registrant’s Quarterly Report on Form 10-Q for the quarterly periods ended March 31, 2011 and June 30, 2011, as filed with the Commission on May 6, 2011 and August 9, 2011, respectively (each Commission File No. 001-16339);

(c)

The Registrant’s Proxy Statement on Schedule 14A, filed with the Commission on April 28, 2011, as revised on May 18, 2011 (Commission File No. 001-16339);

(d)

The Registrant’s Current Reports on Form 8-K filed with the Commission on January 3, 2011 and June 8, 2011 (each Commission File No. 001-16339); and

(e)

The Registrant’s Amendment No. 1 to Form 10 General Form for Registration of Securities Pursuant to Section 12(g) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), filed on August 31, 1994 (Commission File No. 001-16339), and any other amendment or report filed for the purpose of updating such description.

All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the filing of a post-effective amendment to this Registration Statement that indicates that all shares offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes hereof to the extent that a statement contained herein or in any other subsequently filed document which also is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a party hereof.

Item 4.  Description of Securities

Not Applicable.

Item 5.  Interests of Named Experts and Counsel

Not Applicable.

Item 6.  Indemnification of Directors and Officers

The Registrant is incorporated under the Wisconsin Business Corporation Law (“WBCL”). Under Section 180.0851(2) of the WBCL, the Registrant is required to indemnify a director or officer, to the extent such person is successful on the merits or otherwise in the defense of a proceeding, for all reasonable expenses incurred in the proceeding, if such person was a party to such proceeding because he or she was a director or officer of the Registrant. In all other cases other cases, the Registrant is required by Section 180.0851(2) of the WBCL to indemnify a director or officer against liability incurred in a proceeding to which such person was a party because he or she was an officer or director of the Registrant, unless it is determined that he or she breached or failed to perform a duty owed to the Registrant and the breach or failure to perform constitutes: (i) a willful failure to deal fairly with the Registrant or its shareholders in connection with a matter in which the director or officer has a material conflict of interest; (ii) a violation of criminal law, unless the director or officer had reasonable cause to believe his or her conduct was lawful or no reasonable cause to believe his or her conduct was unlawful; (iii) a transaction from which the director or officer derived an improper personal profit; or (iv) willful misconduct. Section 180.0858(1) of the WBCL provides that, subject to certain limitations, the mandatory indemnification provisions do not preclude any additional right to indemnification or allowance of expenses that a director or officer may have under the Registrant’s articles of incorporation, bylaws, a written agreement or a resolution of the Board of Directors or shareholders.

Unless otherwise provided in the Registrant’s articles of incorporation or bylaws, or by written agreement between the director or officer and the Registrant, a director or officer seeking indemnification is entitled to indemnification if approved in any of the following manners as specified in Section 180.0855 of the WBCL: (i) by majority vote of a disinterested quorum of the Board of Directors; (ii) by independent legal counsel chosen by a quorum of disinterested directors or its committee (or the full Board, if unable to obtain such a quorum or committee); (iii) by a panel of three arbitrators; (iv) by the affirmative vote of the shareholders; (v) by a court; or (vi) by any other method permitted in Section 180.0858 of the WBCL.

Reasonable expenses incurred by a director or officer who is a party to a proceeding may be reimbursed by the Registrant, pursuant to Section 180.0853 of the WBCL, at such time as the director or officer furnishes to the Registrant written affirmation of his or her good faith belief that he or she has not breached or failed to perform his or her duties to the Registrant and a written undertaking to repay any amounts advanced if it is determined that indemnification by the Registrant is not required.

Section 180.0859 of the WBCL provides that it is the public policy of the State of Wisconsin to require or permit indemnification, allowance of expenses and insurance to the extent required or permitted under Sections 180.0850 to 180.0858 of the WBCL for any liability incurred in connection with a proceeding involving a federal or state statute, rule or regulation regulating the offer, sale or purchase of securities.

As permitted by Section 180.0858 of the WBCL, the Registrant has adopted indemnification provisions in its bylaws which generally provide indemnification and advancement of expenses to the greatest extent allowed by Wisconsin law.

The Registrant has also obtained an insurance policy insuring the officers and directors of the Registrant against liability for acts or omissions related to the conduct of their duties.  The insurance covers certain liabilities which may arise under the Securities Act of 1933, as amended.

Under Section 180.0828 of the WBCL, a director of the Registrant is not personally liable for breach of any duty resulting solely from his or her status as a director, unless it shall be proved that the director’s conduct constituted conduct described in the first paragraph of this Item 6.

Item 7.  Exemption from Registration Claimed

Not Applicable.

Item 8.  Exhibits

4.1	Baylake Corp. 2010 Equity Incentive Plan, incorporated by reference to Exhibit A to the Registrant’s Proxy Statement on Schedule 14A, dated April 28, 2010.

5.1	Opinion of Godfrey & Kahn, S.C.

23.1	Consent of Baker Tilly Virchow Krause, LLP.

24.1	Powers of Attorney appear on the signature page of this Registration Statement.

Item 9.  Undertakings *

The undersigned Registrant hereby undertakes:

(a)

(1)

To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)

to include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii)

to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the Calculation of Registration Fee table in the effective Registration Statement;

(iii)

to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

(2)

That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)

To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)

The undersigned Registrant hereby undertakes that, for the purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of the Plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h)

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

*  Paragraphs correspond to Item 512 of Regulation S-K.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Sturgeon Bay, State of Wisconsin, on August 17, 2011.

BAYLAKE CORP.

By:

/s/ Robert J. Cera

Robert J. Cera,

President and Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature appears below appoints Robert J. Cera, Kevin L. LaLuzerne and each of them, as his or her true and lawful attorney-in-fact and agent with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments), to this Registration Statement (or any other Registration Statement for the same offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, as amended) and to file the same, with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, and any other regulatory authority, granting unto each said attorney-in-fact and agent full power and authority to do and perform each and every act and thing, requisite and necessary to be done in and about the foregoing, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that each said attorney-in-fact and agent, or his or her substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

/s/ Robert J. Cera	/s Terrence R. Fulwiler
Robert J. Cera	Terrence R. Fulwiler
President, Chief Executive Officer and Director	Director
(Principal Executive Officer)

/s/ Kevin L. LaLuzerne	/s/ Thomas L. Herlache
Kevin L. LaLuzerne	Thomas L. Herlache
Treasurer and Chief Financial Officer	Director
(Principal Accounting Officer)

/s/ Robert W. Agnew	/s/ Louis J. Jeanquart
Robert W. Agnew	Louis J. “Rick” Jeanquart
Director and Co-Chairman of the Board	Director

/s/ Richard A. Braun	/s/ Joseph J. Morgan
Richard A. Braun	Joseph J. Morgan
Director and Co-Chairman of the Board	Director

/s/ Dee Geurts-Bengston	/s/ William C. Parsons
Dee Geurts-Bengtson	William C. Parsons
Director	Director

/s/ Elyse Mollner Stackhouse	/s/ Roger G. Ferris
Elyse Mollner Stackhouse	Roger G. Ferris
Director	Director

/s/ Paul Jay Sturm
Paul Jay Sturm
Director

Dated: August 17, 2011

EXHIBIT INDEX

Exhibits

4.1	Baylake Corp. 2010 Equity Incentive Plan, incorporated by reference to Exhibit A to the Registrant’s Proxy Statement on Schedule 14A, dated April 28, 2010.

5.1	Opinion of Godfrey & Kahn, S.C.

23.1	Consent of Baker Tilly Virchow Krause, LLP.

24.1	Powers of Attorney appear on the signature page of this Registration Statement.